Exhibit 99.1

Amendment to Employment Agreement

This Amendment No. 5 (this “Amendment”) to the Second Amended and Restated Employment Agreement effective as of April 1, 2002 (the “Agreement”) is made by and between BankUnited Financial Corporation (the “Company”) and Alfred R. Camner (“Executive”) and is effective as of May 13, 2005.

Recitals

WHEREAS, the Company and the Executive previously agreed that the Executive, under Section 5(b) of the Agreement, would not exercise options that would result in nondeductible compensation to the Company under Internal Revenue Code Section 162(m) (“162(m)”); and

WHEREAS, the Committee deems that it is in the best interests of the Company to have flexibility in determining whether the Executive may exercise options that may result in nondeductible compensation to the Company under 162(m), so that it may consider and address the tax consequences to the Company of the stock option exercises at all times; and

WHEREAS, the Committee the Executive have agreed that Section 5(b) of the Agreement should be amended to clarify that options may be exercised by the Executive, such that they may result in nondeductible compensation to the Company, with the approval of the Committee;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Section 5(b) is restated to read in its entirety as follows:

Executive hereby agrees not to exercise any options (that are otherwise exercisable) that will not expire during the period April 1, 2002 through September 30, 2005 to the extent an exercise would result in nondeductible compensation to the Company under section 162(m) of the Code, unless such exercise is approved in advance by the Committee. Executive further agrees to exercise options that will expire during the period April 1, 2002 through September 30, 2005, to the extent that they are exercisable, only pursuant to the option gain deferral technique that will not result in the recognition of income to the Executive during such period. Shares issued upon exercise pursuant to the option gain deferral technique shall be referred to herein as “Deferred Option Shares.” Notwithstanding the preceding, in the event of a Change in Control of the Company (as defined in Section 11 of this Agreement) or in the event of the termination of the Executive’s employment for any reason, the Executive may exercise any options in accordance with the terms of the option agreements

2. All defined terms not otherwise defined herein shall have the meaning indicated in the Agreement.

3. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year as first written above.

BANKUNITED FINANCIAL CORPORATION		ALFRED R. CAMNER

By:	/s/ Ramiro A. Ortiz	By:	/s/ Alfred R. Camner
Name:	Ramiro A. Ortiz	Name:	Alfred R. Camner
Title:	President and Chief Operating Officer

ATTEST:

By:	/s/ Dellene Acampa
Name:	Dellene Acampa
Title:	Assistant Secretary